REVOLVING PROMISSORY NOTE

$200,000 January 19, 2017

Los Angeles, California

FOR VALUE RECEIVED, HyGen Industries, Inc., a California corporation (the "Maker") hereby promises to pay to the order of Everlasting Investments, LLC (the "Payee"), a Nevada Corporation, at 701 S. Carson Street, Suite 200, Carson City Nevada 89701, the principal sum outstanding from time to time on this note (this "Note"), up to Two Hundred Thousand Dollars ($200,000), bearing simple interest on outstanding principal at the rate of ten percent (10%) per annum, payable principal and accrued but unpaid interest in full on April 30, 2017 or sooner from first net proceeds of the Offering, if any, as defined in Section 2 of this Note. Repayments on this Note will be applied first to amounts owed pursuant to Section 4 of this Note, if any, then to accrued but unpaid interest, then to outstanding principal. The amount outstanding on this Note from time to time shall be set forth on schedule A of this Note.

1. **Right of Prepayment**. Maker has the right to prepay all or any portion of this Note at any time during its term without penalty.

2. **Additional Interest**. In the event Maker raises net proceeds in excess of $3,500,000 from its anticipated $20,000,000 offering of common stock pursuant to Regulation A+, Tier 2, promulgated under Section 3(b) of the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on or about January 25, 2016 (the "Offering"), Payee will receive additional interest in an amount equal to 50% of the then outstanding principal amount of this Note, to the extent of the excess.

3. **Default**. Any of the following shall constitute a default by Maker hereunder:

   (a) The failure of Maker to make any payment of principal or interest required hereunder within ten (10) days of the due date for such payment; or

   (b) The failure of Maker to fully perform any other material covenants and agreements under this Note and continuance of such failure for a period of ten (10) days after written notice of the default by Payee to the Maker.

Upon the occurrence of a default hereunder, Payee may, at its option, declare immediately due and payable the entire unpaid outstanding balance of principal and interest of this Note owing at the time of such declaration pursuant to this Note.

4. **Costs of Collections**. Payee shall be entitled to collect reasonable attorney's fees and costs from Maker, as well as other costs and expenses reasonably incurred, in curing any default or attempting collection of any payment due on this Note.

5. **Payment and Place of Payment**. This Note shall be payable at the option of the

Payee in lawful money of the United States or cancellation of debt owed by Payee to Maker for inventory purchases made by Payee. All payments on this Note are to be made or given to Payee at the address first above written or to such other place as Maker and Payee may from time to time agree by written agreement.

6. **Nonrecourse**. In the event that the Maker defaults on this Note, Payee shall look solely to the Maker and its assets for repayment and none of the shareholders, officers, directors or affiliates of the Maker shall have any personal liability for payment under this Note.

7. **Waiver**. Maker, for itself and its successors, transfers and assigns, waives presentment, dishonor, protest, notice of protest, demand for payment and dishonor in nonpayment of this Note, bringing of suit or diligence of taking any action to collect any sums owing hereunder or in proceeding against any of the rights and properties securing payment under this Note.

8. **Severability**. If any provision of this Note or the application thereof to any persons or entities or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Note shall not be deemed affected thereby and every provision of this Note shall be valid and enforceable to the fullest extent permitted by law.

9. **No Partner**. Payee shall not become or be deemed to be a partner or joint venturer with Maker by reason of any provision of this Note. Nothing herein shall constitute Maker and Payee as partners or joint venturers or require Payee to participate in or be responsible or liable for any costs, liabilities, expenses or losses of Maker.

10. **No Waiver**. The failure to exercise any rights herein shall not constitute a waiver of the right to exercise the same or any other right at any subsequent time in respect of the same event or any other event.

11. **Governing Law**. This Note shall be governed by and construed solely in accordance with the laws of the State of California.

12. **Entire Agreement**. This Note contains the entire understanding and agreement between the parties with respect to the subject matter herein and may not be altered or amended except by the written agreement of the parties.

SCHEDULE A

Payee covenants to lend at least $50,000 to Maker under this Note on or before February, 20, 2017, and thereafter to lend an additional $150,000 by March 20, 2017, in either case if requested by Maker.

Date of Advance	Amount of Advance	Date of Repayment	Amount of Repayment
January 19, 2017	$0	$0	$0

By: Hy Gen Industries, Inc.
Richard Capua, President

SELLER: **RICHARD CAPUA**

[signature]
Signature

2425 Oak Park Ave
Street Address

Berwyn Illinois 60402
City, State and Zip Code

State of Illinois
County of Cook
This instrument was acknowledged before me on 26 (date) by January 2017 (name/s of person/s.)

[signature]
(Signature of Notary Public)

(Seal)

"OFFICIAL SEAL"
ANGEL ROGERIO
Notary Public - State of Illinois
My Commission Expires December 22, 2019

IN WITNESS WHEREOF, Maker has executed this Note as of the date first hereinabove written.

MAKER: HyGen Industries, Inc., a California Corporation

By: HyGen Industries, Inc.
Richard Capua, President

ACKNOWLEDGED AND AGREED: Everlasting Investments LLC, a Nevada Corporation

PAYEE:

By: Reaven, Inc., its Manager

____
Signature
By: David Michal, its Vice President

701 S. Carson Street, Suite 200
Street Address

Carson City Nevada 89701
City, State and Zip Code

Attn: Matt Taylor
Corporate Treasurer

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of CA)
) ss.
County of SHASTA)

On January 19, 2017 before me, JA WALKER Notary Public personally appeared DAVE MICHAL

who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct. WITNESS my hand and official seal.

SIGNATURE ______________________
JA WALKER

J. A. WALKER
COMM. #2142383
Notary Public - California
Shasta County
My Comm. Expires Feb. 11, 2020